FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Bancshares, Inc. Completes Sale

of $17.3 Million in Preferred Shares

Greenville, SC, March 3, 2009 – “We are pleased to announce that we have been selected by and meet the qualifications of the U.S. Treasury to receive $17.3 million of capital,” stated Art Seaver, CEO, Southern First Bancshares, Inc.  “Although, we are already well capitalized, we may need additional capital to meet the future needs of our local communities.”

Seaver added, “In ‘normal’ times we would issue additional shares of stock to our clients and various investors when the need for additional capital arises.  However, traditional sources of capital are not currently available, and we can not be assured that at the time additional capital may be needed that these sources will be available.”

“In comparison to the cost of traditional capital, we believe that the Treasury capital currently being offered is fairly priced.  Although, the Treasury will place significant limits on our executive compensation, management believes that meeting our clients’ needs and growing our company outweighs the Treasury’s various restrictions.”

“When the capital markets return to more traditional levels of activity, we anticipate raising additional capital and repaying the Treasury’s $17.3 million of capital,” Seaver added.

Southern First Bancshares, Inc. is the holding company for Southern First Bank, NA (also doing business as Greenville First Bank) (NASDAQ: SFST), and today announces completion of the sale of $17.3 million in preferred stock and warrants to the U.S. Treasury as part of the government’s Capital Purchase Program.  Southern First Bancshares issued to the Treasury 17,299 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T, and a ten-year warrant to purchase up to 330,554 shares of its common stock at an initial exercise price of $7.85 per share.  Southern First Bancshares previously announced preliminary approval to participate in the program on January 29, 2009.

Forward Looking Statements

This press release contains certain statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, changes in the credit markets, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.